Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SCIPLAY CORPORATION

ARTICLE I
NAME

The name of the corporation is SciPlay Corporation (the “Corporation”).

ARTICLE II
CAPITAL STOCK

A.            Authorized Stock.

(1)            The total number of shares of the authorized capital stock of the Corporation shall consist of (i) 1,000 shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”) and (ii) 130,000,000 shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

(2)            The number of authorized shares of any of the Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the redemption or exchange of all outstanding Common Units (as defined below) of the LLC (as defined below) held by holders of Class B Common Stock pursuant to the LLC Operating Agreement (as defined below)) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock or Class B Common Stock, or of any series thereof, irrespective of the provisions of Sections 78.2055 and 78.207 of the Nevada Revised Statutes (as amended from time to time, the “NRS”) or any successor provision thereto.

(3)            Subject to the limitation set forth in these Second Amended and Restated Articles of Incorporation, as amended from time to time (these “Articles of Incorporation”) and the bylaws of the Corporation, as amended from time to time (the “Bylaws”), shares of one class or series of stock may be issued as a share dividend in respect of another class or series of stock, notwithstanding the provisions of NRS 78.215(4).

B.            Voting Rights.

Except as otherwise required by applicable law:

(1)            Each share of Class A Common Stock shall entitle the record holder thereof to notice of and to attend all meetings of the stockholders of the Corporation and to one vote on all matters to be voted on by the Corporation’s stockholders.

(2)            Each share of Class B Common Stock shall entitle the record holder thereof to notice of and to attend all meetings of the stockholders of the Corporation and to ten votes on all matters to be voted on by the Corporation’s stockholders; provided that, from and after the first date on which the LNW Holding Group (as defined below) ceases to beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at least ten percent (10%) of the issued and outstanding shares of Common Stock, each share of Class B Common Stock shall entitle the record holder thereof to one vote on all matters to be voted on by the Corporation’s stockholders.

(3)            Except as otherwise required in these Articles of Incorporation, the holders of Common Stock shall vote together as a single class on all matters.

(4)            No holder of Common Stock has any right or shall be permitted to cumulate votes in any election of directors.

C.            Class B Common Stock. From and after the effective time of these Articles of Incorporation (the “Effective Time”), additional shares of Class B Common Stock may be issued only to, and registered only in the name of, LNW Social Holding Company I, LLC, LNW Social Holding Company II, LLC, Light and Wonder International, Inc., Light & Wonder, Inc. or any of their respective wholly-owned subsidiaries (collectively, the “LNW Holding Companies”) and their respective successors and assigns, as well as their respective transferees permitted in accordance with Section F of this Article II (including all subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class B Owners”), and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner under the LLC Operating Agreement.

D.            Dividends.

(1)            Subject to all provisions of this Article II, except as otherwise provided by these Articles of Incorporation or the NRS, the holders of Class A Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Class A Common Stock shall be entitled to share, ratably according to the number of shares of Class A Common Stock held by them, in such dividends.

(2)            Except as provided in Article IV with respect to stock dividends, dividends shall not be declared or paid on the Class B Common Stock.

E.            Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of such shares of the Corporation, the holders of Class A Common Stock shall be entitled to share, ratably according to the number of shares of Class A Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders. Without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Operating Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or any distribution of any of its assets to any of its stockholders. A merger, consolidation, reorganization or other business combination of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article II.

F.             Transfer of Class B Common Stock.

(1)  In connection with the redemption or exchange of Common Units pursuant to the LLC Operating Agreement, a holder of Class B Common Stock shall surrender shares of Class B Common Stock to the Corporation in accordance with the LLC Operating Agreement for no consideration. Following the surrender of any shares of Class B Common Stock to the Corporation, such surrendered shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or such holder of Class B Common Stock be cancelled and the Corporation shall take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2)  A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Operating Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the LLC Operating Agreement. The transfer restrictions described in this paragraph (F)(2) are referred to as the “Restrictions”.

(3)  Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner of shares of Class B Common Stock (each, a “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation or its transfer agent.

(4)  Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including to cause the Corporation’s transfer agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(5)  Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or such holder of Class B Common Stock be cancelled for no consideration, and the Corporation shall take all actions necessary to retire such share and such share shall not be re-issued by the Corporation and (ii) in the event that any registered holder of Class B Common Stock no longer holds an equal number of shares of Class B Common Stock and Common Units, the shares of Class B Common Stock registered in the name of such holder that exceed the number of Common Units held by such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation shall take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(6)  The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section (F) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section (F). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to holders of shares of Class B Common Stock.

(7)  The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

G.            Cancellation of Shares of Class B Common Stock. To the extent that any Permitted Class B Owner exercises its right pursuant to the LLC Operating Agreement to have its Common Units redeemed by the LLC in accordance with the LLC Operating Agreement (subject to the Corporation’s option pursuant to the LLC Operating Agreement to effect a direct exchange with such Permitted Class B Owner in lieu of such a redemption), then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by the LLC (in the case of a redemption) or the Corporation (in the case of a direct exchange), the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction.

H.             Class B Common Stock Legend. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED FROM TIME TO TIME, OF SCIPLAY CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF SCIPLAY CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

I.              Fractional Shares. The Class B Common Stock may be issued and transferred in fractions of a share. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof, and the Corporation shall, and shall cause its transfer agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.

J.              No Preemptive, Subscription, Redemption or Conversion Rights. No holder of shares of Common Stock shall be entitled to preemptive, subscription, redemption or conversion rights.

ARTICLE III

SHARES DELIVERABLE IN EXCHANGE

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Common Units exchangeable for Class A Common Stock, the number of shares of Class A Common Stock that are issuable upon any such redemption or exchange pursuant to the LLC Operating Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Common Units pursuant to the LLC Operating Agreement by delivering cash in lieu of shares of Class A Common Stock in accordance with the LLC Operating Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the LLC Operating Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE IV

SUBDIVISIONS AND COMBINATIONS OF

SHARES, MERGERS AND OTHER EVENTS

A.            The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division, combination or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares or (iii) other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of the LLC) (clauses (i), (ii), and (iii), collectively, the “Disregarded Shares”).

B.            The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division, combination or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

C.            The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of these Articles of Incorporation, a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of these Articles of Incorporation, a one-to-one ratio between and the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Section C, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares, and a one-to-one ratio between and the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

D.            The Corporation shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock in a transaction not contemplated by the LLC Operating Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Common Units owned by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.

E.            The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article IV or Article II of these Articles of Incorporation) in which shares of Class A Common Stock are exchanged for or converted into other stock, securities or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption or exchange of such Common Unit by the holder thereof) the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock, securities or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock, securities or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this paragraph (E) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE V

CERTAIN DEFINED TERMS

For purposes of these Articles of Incorporation:

A.            “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controlling,” “controlled by,” or “under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

B.            “Common Unit” means a unit of a member’s interest in the LLC, authorized and issued under the LLC Operating Agreement, and constituting a “Common Unit” as defined in the LLC Operating Agreement.

C.            “Controlled Affiliate” means, with respect to the Corporation, any Person controlled by the Corporation. For purposes of the foregoing definition, “controlled” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

D.            “LLC” means SciPlay Parent Company, LLC, a Nevada limited liability company, together with its successors and assigns.

E.            “LLC Operating Agreement” means that certain Amended and Restated Operating Agreement of the LLC, dated as of May 2, 2019, as amended to date and as such agreement may be further amended, restated or otherwise modified from time to time.

F.            “Person” means (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation joint stock company or any other entity, or (b) “person” as such term is used in Section 355(e) of the Internal Revenue Code of 1986, as amended, and any successor thereto.

G.            “LNW Holding Group” means the LNW Holding Companies and their respective Affiliates (other than the Corporation and its Controlled Affiliates), together with their respective successors and assigns.

ARTICLE VI
DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws. The number of directors may be changed from time to time in such manner as provided in the Bylaws.

ARTICLE VII

INDEMNIFICATION and exculpation

A.            Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the Corporation shall indemnify any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

B.            Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

C.            Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

D.            Amendment or Repeal and Conflicts. Any amendment or repeal of any provision in or section of this Article VII shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, and shall not adversely affect any limitation on the liability of, any current or former director or officer of the Corporation existing prior to or at the time of such amendment or repeal. In the event of any conflict between any provision in or section of this Article VII and any other article of these Articles of Incorporation, the terms and provisions of this Article VII shall control.

ARTICLE VIII

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE IX

INAPPLICABILITY OF COMBINATIONS

WITH INTERESTED STOCKHOLDERS STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

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